ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 31, 2006

BY AND AMONG

MILLENNIUM PLASTICS CORPORATION, a Nevada corporation,

MILLENNIUM ACQUISITION SUB, a Nevada corporation

AND

MIDWEST ENERGY, INC., a Nevada corporation

i

ii

ARTICLE 5. Conditions to Consummation of the Merger		31
Section 5.1.	Conditions to Each Party’s Obligations to Effect the Merger	31
Section 5.2.	Conditions to the Obligations of MILLENNIUM	32
Section 5.3.	Conditions to the Obligations of MIDWEST	32

ARTICLE 6. Termination; Amendment; Waiver		33
Section 6.1.	Termination	33
Section 6.2.	Effect of Termination	34
Section 6.3.	Fees and Expenses	34
Section 6.4.	Amendment	34
Section 6.5.	Extension; Waiver	34

Signatures	37

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 31, 2006, is by and among Millennium Plastics Corporation, a Nevada corporation (“MILLENNIUM”), Millennium Acquisition Sub, a Nevada corporation and wholly owned subsidiary of Millennium (“MERGER SUB”) and Midwest Energy, Inc., a Nevada corporation (“MIDWEST”).

Whereas, the Boards of Directors of MILLENNIUM, MERGER SUB and MIDWEST each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between MILLENNIUM and MIDWEST and supersedes and replaces all prior or existing written and oral agreements, between MILLENNIUM and MIDWEST with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, MILLENNIUM, MERGER SUB and MIDWEST desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, MILLENNIUM, MERGER SUB and MIDWEST hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), MERGER SUB shall be merged with and into MIDWEST (the “Merger”). Following the Merger, MIDWEST shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MERGER SUB shall cease. MIDWEST shall continue its existence as a wholly owned subsidiary of MILLENNIUM. MILLENNIUM’s name will be changed to ENERJEX RESOURCES, INC. at the Effective Time. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of MIDWEST, MERGER SUB and MILLENNIUM, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective on August 15, 2006, as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place on July 31, 2006 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Securities Law Institute, 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of MERGER SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of MERGER SUB shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, MIDWEST shall remain a wholly owned subsidiary of MILLENNIUM.

Section 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of MIDWEST in the respective forms delivered by MIDWEST to MILLENNIUM prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of MERGER SUB. At or prior to the Effective Time, MILLENNIUM agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MERGER SUB to be one (1) person and (ii) to cause Paul Branagan, (the “MILLENNIUM Designee”) to be elected as the sole director of MERGER SUB.

(b) Board of Directors of MILLENNIUM. At or prior to the Effective Time, each of MIDWEST and MILLENNIUM agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MILLENNIUM to be one (1) person and (ii) to cause Steve Cochennet (the “MIDWEST Designee”) to be elected as the sole director of MILLENNIUM. If the MIDWEST Designee shall decline or be unable to serve as a director prior to the Effective Time, MIDWEST shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Steve Cochennet shall be Chief Executive Officer, President, Secretary and Treasurer of the Surviving Corporation and MILLENNIUM.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.001 per share, of MIDWEST (individually a “MIDWEST Share” and collectively, the “MIDWEST Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MIDWEST, MILLENNIUM, MERGER SUB or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, one share of MILLENNIUM's Common Stock, par value $0.001 per share. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of MILLENNIUM Common Stock or MIDWEST Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of MILLENNIUM Common Stock into which each share of MIDWEST Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b) MIDWEST hereby acknowledges that (i) the MILLENNIUM Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the MILLENNIUM Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each MIDWEST Share held in the treasury of MIDWEST, by MIDWEST immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MIDWEST, MERGER SUB or MILLENNIUM be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d) At the Effective Time, MILLENNIUM will amend its Articles of Incorporation to authorize 10,000,000 shares, par value $0.001, of preferred stock.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, MILLENNIUM shall enter into an agreement with, and shall deposit with, Securities Law Institute, or such other agent or agents as may be satisfactory to MILLENNIUM and MIDWEST (the “Exchange Agent”), for the benefit of the holders of MIDWEST Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of MILLENNIUM Shares to be issued to holders of MIDWEST Shares issuable pursuant to Section 1.7 in exchange for outstanding MIDWEST Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding MIDWEST Shares (the “Certificates”) whose shares were converted into the right to receive MILLENNIUM Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MIDWEST and MILLENNIUM may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing MILLENNIUM Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole MILLENNIUM Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MIDWEST Shares which are not registered in the transfer records of MIDWEST, a certificate representing the proper number of MILLENNIUM Shares may be issued to a transferee if the Certificate representing such MIDWEST Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or MILLENNIUM to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing MILLENNIUM Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to MILLENNIUM Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the MILLENNIUM Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for MIDWEST Shares or MILLENNIUM Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such MILLENNIUM Shares and cash in lieu of fractional MILLENNIUM Shares, if any, as may be required pursuant to this Agreement; provided, however, that MILLENNIUM or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All MILLENNIUM Shares issued upon the surrender for exchange of MIDWEST Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such MIDWEST Shares. There shall be no further registration of transfers on the stock transfer books of either of MIDWEST or MILLENNIUM of the MIDWEST Shares or MILLENNIUM Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to MILLENNIUM for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional MILLENNIUM Shares shall be issued in the Merger, but in lieu thereof each holder of MIDWEST Shares otherwise entitled to a fractional MILLENNIUM Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase MIDWEST Shares, if any (a “MIDWEST Stock Option” or collectively, “MIDWEST Stock Options”) issued pursuant to any MIDWEST Stock Option Plan or MIDWEST Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, MIDWEST or MILLENNIUM reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest MILLENNIUM with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MIDWEST, the officers and directors of MILLENNIUM and MIDWEST are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of MILLENNIUM

Except as set forth on the Disclosure Schedule delivered by MILLENNIUM and MERGER SUB to MIDWEST (the “MILLENNIUM Disclosure Schedule”), MILLENNIUM and MERGER SUB hereby represent and warrant to MIDWEST as follows:

Section 2.1. Organization and Qualification.

(a) Each of MILLENNIUM and MERGER SUB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MILLENNIUM. When used in connection with MILLENNIUM, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MILLENNIUM, other than any change or effect arising out of general economic conditions unrelated to any business in which MILLENNIUM is engaged, or (ii) that may impair the ability of MILLENNIUM to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) MILLENNIUM has heretofore delivered to MIDWEST accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MILLENNIUM. Except as set forth on Schedule 2.1 of the MILLENNIUM Disclosure Schedule, MILLENNIUM is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MILLENNIUM.

Section 2.2. Capitalization of MILLENNIUM.

(a) The authorized capital stock of MILLENNIUM consists of: (i) One Hundred Million (100,000,000) MILLENNIUM Common Shares, par value $0.001 per share, of which, as of July 31, 2006, approximately Seventy-Six Million Thirty-Five Thousand One Hundred Eighty-Five (76,035,185) MILLENNIUM Shares were issued and outstanding. A reverse split of the issued and outstanding MILLENNIUM Shares will be implemented at the Effective Time. The Shares will be reverse split at a ratio of 1 for 253.45, resulting in approximately Three Hundred Thousand Four Hundred Fifty-Seven (300,457) MILLENNIUM Shares to be issued and outstanding. Further, at the Effective Time, the Articles of Incorporation of MILLENNIUM will be amended and restated to authorize Ten Million (10,000,000) MILLENNIUM Preferred Shares, par value $0.001 per share. The authorized capital stock of MERGER SUB consists of Five Million (5,000,000) shares of common stock ("MERGER SUB Shares"), of which, as of the date of this Agreement, One Million (1,000,000) shares were issued and outstanding. All of the outstanding MILLENNIUM Shares and MERGER SUB Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MILLENNIUM or MERGER SUB, (ii) securities of MILLENNIUM convertible into or exchangeable for shares of capital stock or voting securities of MILLENNIUM or MERGER SUB, (iii) options or other rights to acquire from MILLENNIUM or MERGER SUB and, except as described in the MILLENNIUM SEC Reports (as defined below), no obligations of MILLENNIUM or MERGER SUB to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MILLENNIUM or MERGER SUB, and (iv) equity equivalents, interests in the ownership or earnings of MILLENNIUM or MERGER SUB or other similar rights (collectively, “MILLENNIUM Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the MILLENNIUM Disclosure Schedule there are no outstanding obligations of MILLENNIUM or its subsidiaries to repurchase, redeem or otherwise acquire any MILLENNIUM Securities or stockholder agreements, voting trusts or other agreements or understandings to which MILLENNIUM is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MILLENNIUM. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The MILLENNIUM Shares constitute the only class of equity securities of MILLENNIUM registered under the Exchange Act.

(c) Other than its 100% ownership of MERGER SUB, MILLENNIUM does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) MILLENNIUM and MERGER SUB have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of MILLENNIUM (the “MILLENNIUM Board”) and the Board of Directors of MERGER SUB and no other corporate proceedings on the part of MILLENNIUM or MERGER SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MERGER SUB Shares. This Agreement has been duly and validly executed and delivered by MILLENNIUM and MERGER SUB and constitutes a valid, legal and binding agreement of MILLENNIUM and MERGER SUB, enforceable against MILLENNIUM and MERGER SUB in accordance with its terms.

(b) The MILLENNIUM Board has resolved to recommend that MILLENNIUM, the sole shareholder of MERGER SUB, approve and adopt this Agreement. The approval of MILLENNIUM’s shareholder’s is not required for approval and adoption of this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) MILLENNIUM has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended December 31, 2002, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. MILLENNIUM has heretofore delivered or promptly will deliver prior to the Effective Date to MIDWEST, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Quarterly Report on Form 10-QSB for the period year ended December 31, 2002, (ii) all definitive proxy statements relating to MILLENNIUM’s meetings of stockholders (whether annual or special) held since December 31, 2002, if any, and (iii) all other reports or registration statements filed by MILLENNIUM with the SEC since December 31, 2002. Further, MILLENNIUM is in the process of completing all of its delinquent ’34 Act filings for the period March 31, 2003 through the period June 30, 2006, all of which will be supplied to MIDWEST as soon as they are completed (all of the foregoing, collectively, the “MILLENNIUM SEC Reports”). None of such MILLENNIUM SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of MILLENNIUM included in the MILLENNIUM SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of MILLENNIUM as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the MILLENNIUM SEC Reports have been so filed.

(b) MILLENNIUM has heretofore made available or promptly will make available to MIDWEST a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by MILLENNIUM with the SEC pursuant to the Exchange Act. MILLENNIUM anticipates the filing of updated SEC Reports through the period ended June 30, 2006 as soon after the Effective Time of this agreement as possible.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by MILLENNIUM for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to shareholders of MILLENNIUM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the National Association of Securities Dealers, Inc. (“NASD”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the MILLENNIUM Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by MILLENNIUM and MERGER SUB of this Agreement or the consummation by MILLENNIUM and MERGER SUB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MILLENNIUM or MERGER SUB.

Except as set forth in Section 2.6 of the MILLENNIUM Disclosure Schedule, neither the execution, delivery and performance of this Agreement by MILLENNIUM and MERGER SUB nor the consummation by MILLENNIUM or MERGER SUB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of MILLENNIUM or MERGER SUB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MILLENNIUM is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MILLENNIUM or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MILLENNIUM or MERGER SUB.

Section 2.7. No Default. Except as set forth in Section 2.7 of the MILLENNIUM Disclosure Schedule, neither MILLENNIUM nor MERGER SUB is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MILLENNIUM is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to MILLENNIUM or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MILLENNIUM or MERGER SUB. Except as set forth in Section 2.7 of the MILLENNIUM Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MILLENNIUM is now a party or by which its respective properties or assets may be bound that is material to MILLENNIUM or MERGER SUB and that has not expired is in full force and effect and is not subject to any material default thereunder of which MILLENNIUM or MERGER SUB is aware by any party obligated to MILLENNIUM thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the MILLENNIUM Disclosure Schedule and except as and to the extent publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, as of December 31, 2005, MILLENNIUM does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of MILLENNIUM (including the notes thereto) or which would have a Material Adverse Effect on MILLENNIUM. Except as publicly disclosed by MILLENNIUM, since December 31, 2005, MILLENNIUM has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MILLENNIUM having or which reasonably could be expected to have, a Material Adverse Effect on MILLENNIUM. Except as and to the extent publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports and except as set forth in Section 2.8 of the MILLENNIUM Disclosure Schedule, since December 31, 2005, there has not been (i) any material change by MILLENNIUM in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MILLENNIUM of any of its assets having a Material Adverse Effect on MILLENNIUM, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MILLENNIUM, threatened against MILLENNIUM or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MILLENNIUM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, MILLENNIUM is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MILLENNIUM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, MILLENNIUM and MERGER SUB hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “MILLENNIUM Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MILLENNIUM. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, MILLENNIUM is in compliance with the terms of the MILLENNIUM Permits, except where the failure to so comply would not have a Material Adverse Effect on MILLENNIUM. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, the business of MILLENNIUM is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MILLENNIUM. Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, no investigation or review by any Governmental Entity with respect to MILLENNIUM is pending or, to the knowledge of MILLENNIUM, threatened, nor, to the knowledge of MILLENNIUM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MILLENNIUM reasonably believes will not have a Material Adverse Effect on MILLENNIUM.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the MILLENNIUM Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to at any time by MILLENNIUM or any entity required to be aggregated with MILLENNIUM pursuant to Section 414 of the Code (each, a “MILLENNIUM Employee Plan”), no event has occurred and to the knowledge of MILLENNIUM, no condition or set of circumstances exists in connection with which MILLENNIUM could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MILLENNIUM.

(b) (i) No MILLENNIUM Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MILLENNIUM Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the MILLENNIUM Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MILLENNIUM Stock Options, together with the number of MILLENNIUM Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the MILLENNIUM Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MILLENNIUM has furnished MIDWEST with complete copies of the plans pursuant to which the MILLENNIUM Stock Options were issued. Other than the automatic vesting of MILLENNIUM Stock Options that may occur without any action on the part of MILLENNIUM or its officers or directors, MILLENNIUM has not taken any action that would result in any MILLENNIUM Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) MILLENNIUM has made available to MIDWEST (i) a description of the terms of employment and compensation arrangements of all officers of MILLENNIUM and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MILLENNIUM to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of MILLENNIUM who have executed a non-competition agreement with MILLENNIUM and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MILLENNIUM with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of MILLENNIUM with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the MILLENNIUM Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MILLENNIUM Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of MILLENNIUM, threatened, between MILLENNIUM and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MILLENNIUM. Neither MILLENNIUM nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MILLENNIUM or any of its subsidiaries (and neither MILLENNIUM nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MILLENNIUM know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. MILLENNIUM has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by MILLENNIUM in the MILLENNIUM SEC Reports, (i) MILLENNIUM is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on MILLENNIUM, which compliance includes, but is not limited to, the possession by MILLENNIUM of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MILLENNIUM has not received written notice of, or, to the knowledge of MILLENNIUM, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ‘‘Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on MILLENNIUM; and (iii) to the knowledge of MILLENNIUM, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by MILLENNIUM, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MILLENNIUM that are pending or, to the knowledge of MILLENNIUM, threatened against MILLENNIUM or, to the knowledge of MILLENNIUM, against any person or entity whose liability for any Environmental Claim MILLENNIUM has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the MILLENNIUM Disclosure Schedule: (i) MILLENNIUM has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of MILLENNIUM and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MILLENNIUM have been paid in full or have been provided for in accordance with GAAP on MILLENNIUM’s most recent balance sheet which is part of the MILLENNIUM SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MILLENNIUM; (iv) to the knowledge of MILLENNIUM none of the Tax Returns of or with respect to MILLENNIUM is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MILLENNIUM which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. MILLENNIUM has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MILLENNIUM; and, to MILLENNIUM’s knowledge, all leases pursuant to which MILLENNIUM leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MILLENNIUM, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which MILLENNIUM has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on MILLENNIUM.

Section 2.15. Intellectual Property.

(a) MILLENNIUM owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the “MILLENNIUM Intellectual Property Rights”).

(b) The validity of the MILLENNIUM Intellectual Property Rights and the title thereto of MILLENNIUM is not being questioned in any litigation to which MILLENNIUM is a party.

(c) Except as set forth in Section 2.15(c) of the MILLENNIUM Disclosure Schedule, the conduct of the business of MILLENNIUM as now conducted does not, to MILLENNIUM’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any MILLENNIUM Intellectual Property Rights.

(d) MILLENNIUM has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MILLENNIUM has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. MILLENNIUM currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MERGER SUB Shares is the only vote of the holders of any class or series of MERGER SUB’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither MILLENNIUM or MERGER SUB nor, to the knowledge of MILLENNIUM or MERGER SUB, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of MILLENNIUM, each of whom is listed in Section 2.19 of the MILLENNIUM Disclosure Schedule, there are no persons who, to the knowledge of MILLENNIUM, may be deemed to be affiliates of MILLENNIUM under Rule 1-02(b) of Regulation S-X of the SEC (the “MILLENNIUM Affiliates”).

Section 2.20. Certain Business Practices. None of MILLENNIUM or MERGER SUB or any directors, officers, agents or employees of MILLENNIUM or MERGER SUB has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the MILLENNIUM Disclosure Schedule, no officer or director of MILLENNIUM has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MILLENNIUM Intellectual Property Rights, used in or pertaining to the business of MILLENNIUM, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the MILLENNIUM Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of MILLENNIUM Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MILLENNIUM or MERGER SUB.

Section 2.24. Disclosure. No representation or warranty of MILLENNIUM or MERGER SUB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MIDWEST pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, MILLENNIUM is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) MILLENNIUM and MERGER SUB have delivered or otherwise made available to MIDWEST true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either MILLENNIUM and MERGER SUB is a party affecting the obligations of any party thereunder) to which either MILLENNIUM or MERGER SUB is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of MILLENNIUM or MERGER SUB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MILLENNIUM or MERGER SUB taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MILLENNIUM is a party involving employees of MILLENNIUM); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 31, 2005; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “MILLENNIUM Contracts”). Neither MILLENNIUM nor MERGER SUB is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the MILLENNIUM Contracts is valid and enforceable in accordance with its terms, and there is no default under any MILLENNIUM Contract so listed either by MILLENNIUM or MERGER SUB or, to the knowledge of MILLENNIUM or MERGER SUB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MILLENNIUM or MERGER SUB or, to the knowledge of MILLENNIUM or MERGER SUB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MILLENNIUM or MERGER SUB.

(c) No party to any such MILLENNIUM Contract has given notice to MILLENNIUM of or made a claim against MILLENNIUM or MERGER SUB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MILLENNIUM or MERGER SUB.

ARTICLE 3

Representations and Warranties of MIDWEST

Except as set forth on the Disclosure Schedule delivered by MIDWEST to MILLENNIUM (the “MIDWEST Disclosure Schedule”), MIDWEST hereby represents and warrants to MILLENNIUM as follows:

Section 3.1. Organization and Qualification.

(a) MIDWEST is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MIDWEST. When used in connection with MIDWEST, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MIDWEST, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which MIDWEST is engaged, or (ii) that may impair the ability of MIDWEST to consummate the transactions contemplated hereby.

(b) MIDWEST has heretofore delivered to MILLENNIUM accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MIDWEST. MIDWEST is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MIDWEST.

Section 3.2. Capitalization of MIDWEST.

(a) As of the date of this Agreement, the authorized capital stock of MIDWEST consists of; (i) Fifty Million (50,000,000) MIDWEST common Shares, $0.001 par value, Eleven Million Eight Hundred Thirty-Three Thousand (11,833,000) common Shares were issued and were outstanding, and (ii) Ten Million (10,000,000) MIDWEST Preferred Shares, par value $0.001 per share, of which, as of July 31, 2006, there were no preferred shares outstanding. All of the outstanding MIDWEST Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(c) of the MIDWEST Disclosure Schedule, between July 3, 2006 and the date hereof, no shares of MIDWEST’s capital stock have been issued and no MIDWEST Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MIDWEST, (ii) securities of MIDWEST convertible into or exchangeable for shares of capital stock or voting securities of MIDWEST, (iii) options or other rights to acquire from MIDWEST, or obligations of MIDWEST to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MIDWEST, or (iv) equity equivalents, interests in the ownership or earnings of MIDWEST or other similar rights (collectively, “MIDWEST Securities”). As of the date hereof, there are no outstanding obligations of MIDWEST to repurchase, redeem or otherwise acquire any MIDWEST Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which MIDWEST is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MIDWEST.

(c) Except as set forth in Section 3.2(d) of the MIDWEST Disclosure Schedule, there are no securities of MIDWEST convertible into or exchangeable for, no options or other rights to acquire from MIDWEST, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of MIDWEST.

(d) The MIDWEST Shares constitute the only class of equity securities of MIDWEST.

(e) Except as set forth in Section 3.2(f) of the MIDWEST Disclosure Schedule, MIDWEST does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) MIDWEST has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MIDWEST (the “MIDWEST Board”), and no other corporate proceedings on the part of MIDWEST are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MIDWEST Shares. This Agreement has been duly and validly executed and delivered by MIDWEST and constitutes a valid, legal and binding agreement of MIDWEST, enforceable against MIDWEST in accordance with its terms.

(b) The MIDWEST Board has resolved to recommend that the stockholders of MIDWEST approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. MIDWEST is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by MIDWEST for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the MIDWEST Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by MIDWEST of this Agreement or the consummation by MIDWEST of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MIDWEST.

Neither the execution, delivery and performance of this Agreement by MIDWEST nor the consummation by MIDWEST of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of MIDWEST, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MIDWEST is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MIDWEST or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MIDWEST.

Section 3.7. No Default. MIDWEST is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MIDWEST is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to MIDWEST, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MIDWEST. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MIDWEST is now a party or by which it or any of its properties or assets may be bound that is material to MIDWEST taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which MIDWEST is aware by any party obligated to MIDWEST thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by MIDWEST, MIDWEST has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of MIDWEST (including the notes thereto) or which would have a Material Adverse Effect on MIDWEST. Except as disclosed by MIDWEST, MIDWEST has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MIDWEST having or which could reasonably be expected to have, a Material Adverse Effect on MIDWEST. Except as and to the extent disclosed by MIDWEST there has not been (i) any material change by MIDWEST in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MIDWEST of any of its assets having a Material Adverse Effect on MIDWEST, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the MIDWEST Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MIDWEST, threatened against MIDWEST or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MIDWEST or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by MIDWEST, MIDWEST is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MIDWEST or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by MIDWEST, MIDWEST holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “MIDWEST Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MIDWEST. Except as disclosed by MIDWEST, MIDWEST is in compliance with the terms of the MIDWEST Permits, except where the failure so to comply would not have a Material Adverse Effect on MIDWEST. Except as disclosed by MIDWEST, the businesses of MIDWEST is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MIDWEST. Except as disclosed by MIDWEST no investigation or review by any Governmental Entity with respect to MIDWEST is pending or, to the knowledge of MIDWEST, threatened, nor, to the knowledge of MIDWEST, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MIDWEST reasonably believes will not have a Material Adverse Effect on MIDWEST.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by MIDWEST or any entity required to be aggregated with MIDWEST pursuant to Section 414 of the Code (each, a “MIDWEST Employee Plan”), no event has occurred and, to the knowledge of MIDWEST, no condition or set of circumstances exists in connection with which MIDWEST could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MIDWEST.

(b) (i) No MIDWEST Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MIDWEST Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the MIDWEST Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MIDWEST Stock Options, together with the number of MIDWEST Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the MIDWEST Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MIDWEST has furnished MILLENNIUM with complete copies of the plans pursuant to which the MIDWEST Stock Options were issued. Other than the automatic vesting of MIDWEST Stock Options that may occur without any action on the part of MIDWEST or its officers or directors, MIDWEST has not taken any action that would result in any MIDWEST Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) MIDWEST has made available to MILLENNIUM (i) a description of the terms of employment and compensation arrangements of all officers of MIDWEST and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MIDWEST to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of MIDWEST who have executed a non-competition agreement with MIDWEST and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MIDWEST with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the MIDWEST with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the MIDWEST Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MIDWEST Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of MIDWEST threatened, between MIDWEST and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MIDWEST. MIDWEST is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by

MIDWEST (and MIDWEST does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MIDWEST know of any activities or proceedings of any labor union to organize any of its or employees. MIDWEST has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by MIDWEST, (i) MIDWEST is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on MIDWEST, which compliance includes, but is not limited to, the possession by MIDWEST of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MIDWEST has not received written notice of, or, to the knowledge of MIDWEST, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on MIDWEST; and (iii) to the knowledge of MIDWEST, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by MIDWEST, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MIDWEST that are pending or, to the knowledge of MIDWEST, threatened against MIDWEST or, to the knowledge of MIDWEST, against any person or entity whose liability for any Environmental Claim MIDWEST has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the MIDWEST Disclosure Schedule: (i) MIDWEST has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of MIDWEST and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MIDWEST have been paid in full or have been provided for in accordance with GAAP on MIDWEST’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MIDWEST; (iv) to the knowledge of MIDWEST none of the Tax Returns of or with respect to MIDWEST is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MIDWEST which has not been abated or paid in full.

Section 3.14. Title to Property. MIDWEST has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MIDWEST; and, to MIDWEST’s knowledge, all leases pursuant to which MIDWEST leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MIDWEST, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which MIDWEST has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on MIDWEST.

Section 3.15. Intellectual Property.

(a) MIDWEST owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “MIDWEST Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the MIDWEST Disclosure Schedule the validity of the MIDWEST Intellectual Property Rights and the title thereto of MIDWEST, as the case may be, is not being questioned in any litigation to which MIDWEST is a party.

(c) The conduct of the business of MIDWEST as now conducted does not, to MIDWEST’s knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any MIDWEST Intellectual Property Rights.

(d) MIDWEST has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MIDWEST has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. MIDWEST currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MIDWEST Shares is the only vote of the holders of any class or series of MIDWEST’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither MIDWEST nor, to the knowledge of MIDWEST, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of MIDWEST, each of whom is listed in Section 3.19 of the MIDWEST Disclosure Schedule, there are no persons who, to the knowledge of MIDWEST, may be deemed to be affiliates of MIDWEST under Rule 1-02(b) of Regulation S-X of the SEC (the “MIDWEST Affiliates”).

Section 3.20. Certain Business Practices. None of MIDWEST, or any of the MIDWEST directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the MIDWEST Disclosure Schedule, no officer or director of MIDWEST has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MIDWEST Intellectual Property Rights, used in or pertaining to the business of MIDWEST, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the MIDWEST Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of MIDWEST Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MIDWEST.

Section 3.24. Disclosure. No representation or warranty of MIDWEST in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MILLENNIUM pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, MIDWEST is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) MIDWEST has delivered or otherwise made available to MILLENNIUM true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which MIDWEST is a party affecting the obligations of any party thereunder) to which MIDWEST is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of MIDWEST taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MIDWEST taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MIDWEST is a party involving employees of MIDWEST); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “MIDWEST Contracts”). MIDWEST is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the MIDWEST Contracts is valid and enforceable in accordance with its terms, and there is no default under any MIDWEST Contract so listed either by MIDWEST or, to the knowledge of MIDWEST, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MIDWEST or, to the knowledge of MIDWEST, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MIDWEST.

(c) No party to any such MIDWEST Contract has given notice to MIDWEST of or made a claim against MIDWEST with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MIDWEST.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of MILLENNIUM. Except as contemplated by this Agreement or as described in Section 4.1 of the MILLENNIUM Disclosure Schedule, during the period from the date hereof to the Effective Time, MILLENNIUM will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the MILLENNIUM Disclosure Schedule, prior to the Effective Time, MILLENNIUM will not, without the prior written consent of MIDWEST:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MILLENNIUM (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of MILLENNIUM; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MILLENNIUM from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2007 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2007 in amounts previously disclosed to MIDWEST (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MILLENNIUM);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MILLENNIUM; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to MILLENNIUM;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on MILLENNIUM;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of MILLENNIUM contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of MIDWEST. Except as contemplated by this Agreement or as described in Section 4.2 of the MIDWEST Disclosure Schedule during the period from the date hereof to the Effective Time, MIDWEST will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the MIDWEST Disclosure Schedule, prior to the Effective Time, MIDWEST will not, without the prior written consent of MILLENNIUM:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of MIDWEST (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of MIDWEST; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MIDWEST from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2007 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2007 in amounts previously disclosed to MILLENNIUM (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MIDWEST);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MIDWEST; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to MIDWEST;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on MIDWEST;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of MIDWEST contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. MIDWEST and MILLENNIUM shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) MIDWEST and MILLENNIUM, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of MIDWEST and MERGER SUB shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of MERGER SUB and the General Corporation Law of its respective state, and its charter and bylaws, in the case of MIDWEST. MERGER SUB and MIDWEST will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters.

Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the MILLENNIUM Shares, subject to Rule 144, to be traded on the Gray Sheets.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, MILLENNIUM will give MIDWEST and its authorized representatives, and MIDWEST will give MILLENNIUM and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, MILLENNIUM shall furnish to MIDWEST, and MIDWEST will furnish to MILLENNIUM, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, MIDWEST, MERGER SUB and MILLENNIUM agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the MIDWEST and MERGER SUB stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of MIDWEST employee benefit plans (other than stock option or other plans involving the potential issuance of securities of MILLENNIUM) which, in the aggregate, are not less favorable than those currently provided by MIDWEST. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. MIDWEST and MILLENNIUM will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by MIDWEST or MILLENNIUM.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, MILLENNIUM and MERGER SUB shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) MILLENNIUM shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to MILLENNIUM, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) MILLENNIUM will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and MILLENNIUM’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to MILLENNIUM and the Indemnified Party; provided, however, that MILLENNIUM shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event MILLENNIUM or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of MILLENNIUM shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of MILLENNIUM and MIDWEST and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in MILLENNIUM’s and MIDWEST’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of MERGER SUB and MIDWEST;

(b) this Agreement shall have been approved and adopted by the Board of Directors of MILLENNIUM, MERGER SUB and MIDWEST;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of MILLENNIUM and MERGER SUB. The obligation of MILLENNIUM and MERGER SUB to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of MIDWEST contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MIDWEST) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MIDWEST shall have delivered to MILLENNIUM a certificate to that effect;

(b) each of the covenants and obligations of MIDWEST to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing MIDWEST shall have delivered to MILLENNIUM a certificate to that effect;

(c) MIDWEST shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of MIDWEST under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MILLENNIUM, individually or in the aggregate, have a Material Adverse Effect on MIDWEST;

(d) there shall have been no events, changes or effects with respect to MIDWEST having or which could reasonably be expected to have a Material Adverse Effect on MIDWEST.

Section 5.3. Conditions to the Obligations of MIDWEST. The respective obligations of MIDWEST to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of MILLENNIUM and MERGER SUB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MILLENNIUM) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MILLENNIUM shall have delivered to MIDWEST a certificate to that effect;

(b) each of the covenants and obligations of MILLENNIUM to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing MILLENNIUM shall have delivered to MIDWEST a certificate to that effect; and

(c) MILLENNIUM shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of MILLENNIUM under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MIDWEST, individually or in the aggregate, have a Material Adverse Effect on MILLENNIUM;

(d) there shall have been no events, changes or effects with respect to MILLENNIUM having or which could reasonably be expected to have a Material Adverse Effect on MILLENNIUM.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MERGER SUB’s or MIDWEST’s stockholders:

(a) by mutual written consent of MILLENNIUM and MIDWEST;

(b) by MIDWEST or MILLENNIUM if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by August 31, 2006; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by MILLENNIUM if (i) there shall have been a breach of any representation or warranty on the part of MIDWEST set forth in this Agreement, or if any representation or warranty of MIDWEST shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by August 31, 2006 (or as otherwise extended), (ii) there shall have been a breach by MIDWEST of any of their respective covenants or agreements hereunder having a Material Adverse Effect on MIDWEST or materially adversely affecting (or materially delaying) the consummation of the Merger, and MIDWEST, as the case may be, has not cured such breach within 20 business days after notice by MILLENNIUM thereof, provided that MILLENNIUM has not breached any of its obligations hereunder, (iii) MILLENNIUM shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) MILLENNIUM shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by MIDWEST if (i) there shall have been a breach of any representation or warranty on the part of MILLENNIUM or MERGER SUB set forth in this Agreement, or if any representation or warranty of MILLENNIUM or MERGER SUB shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by August 31, 2006 (or as otherwise extended), (ii) there shall have been a breach by MILLENNIUM or MERGER SUB of its covenants or agreements hereunder having a Material Adverse Effect on MILLENNIUM or materially adversely affecting (or materially delaying) the consummation of the Merger, and MILLENNIUM, as the case may be, has not cured such breach within twenty business days after notice by MIDWEST thereof, provided that MIDWEST has not breached any of its obligations hereunder, (iii) the MILLENNIUM Board shall have recommended to MERGER SUB’s stockholders a Superior Proposal, (iv) the MILLENNIUM Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) MIDWEST shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) MERGER SUB shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by MILLENNIUM, MERGER SUB and MIDWEST at any time before or after approval of the Merger by the stockholders of MERGER SUB and MIDWEST (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to MIDWEST:

Midwest Energy, Inc.
12101 NW Crooked Road
Parkville, Missouri 64152

with a copy to:

Stoecklein Law Group
Donald J. Stoecklein, Esq.
Suite 400
402 West Broadway
San Diego, California 92101

if to MILLENNIUM or MERGER SUB:

Millennium Plastics Corporation
3161 E. Warm Springs Road
Suite 300
Las Vegas, Nevada 89120

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of MILLENNIUM or its subsidiaries, or MIDWEST, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of MILLENNIUM, MIDWEST or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which MILLENNIUM, MIDWEST or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of MILLENNIUM, MIDWEST or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MIDWEST:

MIDWEST ENERGY, INC.

a Nevada corporation

By:/s/ Steve Cochennet

Steve Cochennet
President

MILLENNIUM:

MILLENNIUM PLASTICS CORPORATION

a Nevada corporation

By:/s/ Pul Branagan

Paul Branagan
President

MERGER SUB:

MILLENNIUM ACQUISITION SUB

a Nevada corporation

By:/s/ Paul Branagan

Paul Branagan
President

MILLENNIUM DISCLOSURE SCHEDULE

Schedule 2.1	Organization	See Amended Articles/Bylaws/Minutes

Schedule 2.2(c) Subsidiary	MILLENNIUM ACQUISITION SUB – 100% owned

Schedule 2.6	Consents & Approvals	None Required – Shareholder Minutes

Schedule 2.7	No Default	Not Applicable

Schedule 2.8	No Undisclosed Liability	None Exist

Schedule 2.9	Litigation	None Exist

Schedule 2.10	Compliance with Applicable Law	Not Applicable

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable – None Exist

Section 2.11(b) No Benefit Plans Exist

Section 2.11(c) No Options Exist

Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws/ Regulations	Not Applicable

Schedule 2.13 Tax Matters	None Exist

Schedule 2.14 Title to Property	None Exist

Schedule 2.15 Intellectual Property	None Exist

Schedule 2.16 Insurance	None Exist

Schedule 2.17	Vote Required	See MERGER SUB Shareholder Meeting

Certificate

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Paul Branagan

Schedule 2.20 Certain Business Practices	None Exist

Schedule 2.21 Insider Interest	None Exist

1

Schedule 2.22 Opinion of Financial Adviser	Waived – None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.1 Conduct of Business	See Amended & Restated Articles

2

MIDWEST DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist

Schedule 3.2(c) Capital Stock Rights	None Exist other than as in Articles

Schedule 3.2(d) Securities conversions	None Exist

Schedule 3.2 (f) Subsidiaries	None Exist

Schedule 3.6	Consents & Approvals	None Required

Schedule 3.7	No Default	Not Applicable

Schedule 3.8	No Undisclosed Liability	None Exist

Schedule 3.9	Litigation	None Exist

Schedule 3.10	Compliance with Applicable Law	Not Applicable

Schedule 3.11 Employee Benefit Plans	Section 3.11(c) No Options Exist

Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws/ Regulations	Not Applicable

Schedule 3.13 Tax Matters	None Exist

Schedule 3.14 Title to Property	None Exist

Schedule 3.15(b) Intellectual Property	None Exist

Schedule 3.16 Insurance	None Exist

Schedule 3.17	Vote Required	See Shareholder Meeting Certificate

Schedule 3.18 Tax Treatment	Not Applicable

Schedule 3.19 Affiliates	Steve Cochennet

Schedule 3.20 Certain Business Practices	None Exist

Schedule 3.21 Insider Interest	None Exist

Schedule 3.22 Opinion of Financial Adviser	Waived – None Exist

1

Schedule 2.23 Broker	None Exist

Schedule 4.2 Conduct of Business	See Amended & Restated Articles

2